Exhibit 15.1

CONYERS DILL & PEARMAN
29th Floor
One Exchange Square
8 Connaught Place
Central
Hong Kong
T +852 2524 7106 | F +852 2845 9268
conyers.com

19 April 2024
Matter No.: 838010
Doc ID: 109885013
(852) 2842 9556 / 2842 9552
Christopher.Bickley@conyers.com
TCTM Kids IT Education Inc.	Alexander.Doyle@conyers.com
6/F, No. 1 Andingmenwai Street
Lychee Plaza
Chaoyang District
Beijing 100011
The People’s Republic of China

Dear Sirs,

Re: TCTM Kids IT Education Inc.

We consent to the reference to our firm under the heading “Item 10. Additional Information — E. Taxation — Cayman Islands Taxation” in TCTM Kids IT Education Inc.’s Annual Report on Form 20- F for the year ended 31 December 2023 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) in the month of April 2024, and further consent to the incorporation by reference into the Registration Statements on Form S-8 (File No.: 333-197226) filed on July 3, 2014, Form S-8 (File No.: 333-204494) filed on May 28, 2015, Form S-8 (File No.: 333-228771) filed on December 13, 2018 and Form S-8 (File No.: 333-270547) filed on March 15, 2023, in each case pertaining to TCTM Kids IT Education Inc.’s 2008 share plan and 2014 share incentive plan of the summary of our opinion under the heading “Item 10. Additional Information — E. Taxation — Cayman Islands Taxation” in the Annual Report. We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman

Conyers Dill & Pearman